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Sutherland, Asbill & Brennan LLP letterhead



February 18, 2000



EquiTrust Life Insurance Company
5400 University Avenue
West Des Moines, Iowa  50266

     Re:   Equitrust Life Annuity Account II
           File Nos. 333-61899; 811-08967

Gentlemen:

We hereby consent to the reference to our name under the caption "Legal Matters" in the statement of additional information filed as part of the registration statement on Form N-4 for EquiTrust Life Annuity Account II. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND, ASBILL & BRENNAN LLP

/s/ Stephen E. Roth, Esq.

Stephen E. Roth, Esq.